Exhibit (e)(1)(c)

Addendum to Distribution Agreement

Dated September 30, 2005

Between

ALPS Distributors, Inc.

and

Forward Funds

THIS ADDENDUM is made as of January 20, 2011, by and between ALPS Distributors, Inc. (“ALPS”), and Forward Funds (the “Fund”).

WHEREAS, ALPS and the Fund have entered into a Distribution Agreement (the “Agreement”) dated September 30, 2005 as amended on April 9, 2007;

WHEREAS, the Board of Trustees of the Fund approved on September 22, 2010, the reorganization of the Forward Large Cap Value Fund into the Forward Large Cap Growth Fund, effective January 20, 2011;

WHEREAS, the Board of Trustees of the Fund approved the name change of the Forward Large Cap Growth Fund to the Forward CorePlus Fund, effective January 20, 2011;

WHEREAS, in light of the foregoing, ALPS and the Fund wish to modify the provisions of the Agreement to reflect revised Schedule A - List of Portfolios.

NOW, THEREFORE, the parties hereto, intending to be legally bound, agree as follows:

1.	Schedule A – List of Portfolios. Schedule A is replaced in its entirety with the attached Schedule A.

2.	Remainder of the Agreement. All services under the Agreement shall continue until such services are no longer rendered. All other provisions of the Agreement shall remain unchanged.

IN WITNESS WHEREOF, this Addendum has been executed by a duly authorized representative of each of the parties hereto as of the date of the Addendum first set forth above.

ALPS Distributors, Inc.		Forward Funds

By:	/s/ Thomas A. Carter	By:	/s/ J. Alan Reid, Jr.
Name: Thomas A. Carter		Name: J. Alan Reid, Jr.
Title: President		Title: President

Schedule A

To the Distribution Agreement

List of Portfolios

Dated as of January 20, 2011

Forward Aggressive Growth Allocation Fund	Forward International Real Estate Fund
Forward Balanced Allocation Fund	Forward International Small Companies Fund
Forward Banking and Finance Fund	Forward Investment Grade Fixed-Income Fund
Forward Commodity Long/Short Strategy Fund	Forward Large Cap Equity Fund
Forward CorePlus Fund	Forward Long/Short Credit Analysis Fund
Forward Emerging Markets Fund	Forward Mortgage Securities Fund
Forward Focus Fund	Forward Real Estate Fund
Forward Frontier MarketStrat Fund	Forward Select Income Fund
Forward Global Infrastructure Fund	Forward Small Cap Equity Fund
Forward Growth & Income Allocation Fund	Forward SMIDPlus Fund
Forward Growth Allocation Fund	Forward Strategic Alternatives Fund
Forward Growth Fund	Forward Strategic Realty Fund
Forward High Yield Bond Fund	Forward Tactical Enhanced Fund
Forward HITR Fund*	Forward Tactical Growth Fund
Forward Income & Growth Allocation Fund	Forward U.S. Government Money Fund
Forward Income Allocation Fund
Forward International Dividend Fund
Forward International Equity Fund
Forward International Fixed Income Fund

*	Fund has yet to commence operations